Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2026 with respect to the consolidated financial statements of Korsana Biosciences, Inc. included in the Proxy Statement of Cyclerion Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Cyclerion Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 17, 2026